SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Exxon Mobil Corporation

(Name of Registrant as Specified in Its Charter)

Engine No. 1 LLC

Engine No. 1 LP

Christopher James

Charles Penner

Gregory J. Goff

Kaisa Hietala

Alexander Karsner

Anders Runevad

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE FACTS ARE CLEAR

EVERY PROXY ADVISOR INCLUDING ISS AND GLASS LEWIS RECOMMENDS EXXONMOBIL INVESTORS VOTE THE WHITE CARD

THE TOP 3 PENSION FUNDS IN THE US RECOMMEND EXXONMOBIL INVESTORS VOTE THE WHITE CARD

Dear Fellow Shareholders,

Your vote at this Wednesday’s annual meeting of ExxonMobil will be crucial in protecting the long-term value of your investment.  After a decade of underperformance for shareholders at ExxonMobil, we have nominated four new directors who have each created billions in shareholder value in energy to help ExxonMobil unlock its true value potential.  We encourage you to read for yourself what others have been saying:

“We believe Engine No. 1 has presented a compelling case that, without a more concerted response and well-developed strategy for confronting the business risks and challenges related to the global energy transition, Exxon’s returns, cash flow and dividend, and thus its shareholder value, are increasingly at threat.” (Glass Lewis, May 17, 2021)

“[W]e believe Engine 1's director nominees offer a fresh perspective from backgrounds in the oil and gas or broader energy sector and have successful track records implementing, overseeing and advocating for proven strategies applicable to energy business transformations.”  (Glass Lewis, May 17, 2021)

“On the basis of operational performance alone, [Engine No. 1] has made a compelling case for change.”  (ISS, May 14, 2021)

“[ExxonMobil’s CEO] has reiterated XOM’s commitment to a reliable and growing dividend on many occasions … Nevertheless, as [ExxonMobil] has repeatedly missed cash flow projections, and has turned to debt financing to cover the deficit … investors have grown increasingly concerned about [ExxonMobil]’s ability to maintain the commitment going forward.”  (ISS, May 14, 2021)

“What was so notable about the sudden appearance of Engine #1 as an ExxonMobil activist shareholder, late last year, was the quality of their nominees. The other thing, embarrassed me, for being remiss as an analyst for not registering this, that the ExxonMobil board had nobody with oil experience, much less senior management experience of the entire hydrocarbon value chain. And XOM stock had performed abysmally to the terrible lows, the 10%+ yield of 2020 when debt was ballooning unsustainably.”  (Sankey Research, May 20, 2021)

“Fresh voices are needed in Exxon’s boardroom. Shareholders should back the rebel motion.”  (Financial Times, May 20, 2021)

The vote is this Wednesday, but there is still time to make your voice heard.  Even if you have already voted on the company’s blue card, you can change your vote by voting the WHITE card today to Reenergize ExxonMobil.

Best,

Engine No. 1

 Disclaimer

Engine No. 1 has neither sought nor obtained the consent from any third party to use any statements or information contained herein that have been obtained or derived from statements made or published by such third parties.  Any such statements or information should not be viewed as indicating the support of such third parties for the views expressed herein.

Important Information

Engine No. 1 LLC, Engine No. 1 LP, Engine No. 1 NY LLC, Christopher James, Charles Penner (collectively, “Engine No. 1”), Gregory J. Goff, Kaisa Hietala, Alexander Karsner, and Anders Runevad (collectively and together with Engine No. 1, the “Participants”) have filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of WHITE proxy to be used in connection with the solicitation of proxies from the shareholders of Exxon Mobil Corporation (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying WHITE proxy card will be furnished to some or all of the Company’s shareholders and is, along with other relevant documents, available at no charge on Engine No.1’s campaign website at https://reenergizexom.com/materials/ and the SEC website at http://www.sec.gov/.

Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on March 15, 2021. This document is available free of charge from the sources described above.